Exhibit 99.1

NEWS	Contact: Amie D'Ambrosio (713) 375-3826

FOR IMMEDIATE RELEASE

NOV Reports first quarter 2026 EARNINGS

•
Revenues of $2.05 billion
•
Net income of $19 million, or $0.05 per share
•
Adjusted EBITDA* of $177 million
•
Bookings of $520 million, representing a book-to-bill of 80%
•
Returned $100 million of capital to shareholders through share repurchases and dividends

*Free Cash Flow, Excess Free Cash Flow, Adjusted Operating Profit, and Adjusted EBITDA are non-GAAP measures, see “Non-GAAP Financial Measures,” and “Reconciliation of GAAP to non-GAAP measures” below.

HOUSTON, TX, April 27, 2026 — NOV Inc. (NYSE: NOV) today reported first quarter 2026 revenues of $2.05 billion, a decrease of two percent compared to the first quarter of 2025. Net income decreased $54 million, or $0.14 per diluted share, year-over-year to $19 million. Operating profit was $47 million and adjusted operating profit was $85 million, compared to operating profit of $152 million and adjusted operating profit of $163 million in the first quarter of 2025. Adjusted EBITDA decreased $75 million year-over-year to $177 million, or 8.6 percent of sales.

“The conflict in the Middle East created significant operational disruptions during the first quarter, but also reinforced and accelerated market trends that we believe will drive a meaningfully more constructive environment for NOV,” said Jose Bayardo, Chairman, President and CEO.

“The war’s impact on logistics delayed quarter-end deliveries of equipment and spare parts, disrupted offshore service and repair activity, and increased operating costs in the region, resulting in an estimated impact of $54 million in revenue and $32 million in Adjusted EBITDA. Despite these challenges, our team did an outstanding job prioritizing safety and supporting our customers, and I want to thank them for their efforts under very difficult conditions.

“Outside of the Middle East, our business performed well, demonstrating the resilience of our diverse portfolio of equipment and technologies that enable the efficient development of energy resources around the world. While near-term disruptions are expected to persist in the second quarter, the market has shifted rapidly from what was expected to be an oversupplied environment to one that is now significantly undersupplied.

“We expect sustainably higher commodity prices, along with a renewed focus on energy security and diversification, to increase urgency across the industry. After a decade of limited investment, we believe the stage is set for a meaningful increase in activity and investment, driving a new capital equipment cycle. NOV is well positioned to support customers and benefit as that cycle develops.”

Energy Equipment

Energy Equipment generated revenues of $1.19 billion in the first quarter of 2026, an increase of four percent from the first quarter of 2025. Operating profit decreased $41 million from the prior year to $93 million, or 7.8 percent of sales, and included $9 million in pre-tax Other Items. Adjusted EBITDA decreased $34 million from the prior year to $131 million, or 11.0 percent of sales. Strong execution on the segment’s capital equipment backlog more than offset lower sales of aftermarket parts and services, which were impacted by war related disruptions in the Middle East. A less favorable sales mix and higher costs from the Middle East disruptions contributed to lower profitability.

New orders booked during the quarter totaled $520 million, an increase of $83 million when compared to the $437 million of new orders booked during the first quarter of 2025. Orders shipped from backlog were $650 million, representing a book-to-bill of 80 percent and an increase of $101 million when compared to the $549 million orders shipped and an 80 percent book-to-bill during the first quarter of 2025. As of March 31, 2026, backlog for capital equipment orders for Energy Equipment totaled $4.23 billion, a decrease of $184 million from the first quarter of 2025.

Energy Products and Services

Energy Products and Services generated revenues of $897 million in the first quarter of 2026, a decrease of 10 percent from the first quarter of 2025. Operating profit decreased $57 million from the prior year to $26 million, or 2.9 percent of sales, and included $8 million in pre-tax Other Items. Adjusted EBITDA decreased $49 million from the prior year to $96 million, or 10.7 percent of sales. Disruptions in the Middle East and lower global drilling activity more than offset strong performance from the segment’s drill bit and digital services businesses.

Second Quarter 2026 Outlook

The Company is providing financial guidance for the second quarter of 2026, which constitutes “forward-looking statements” as described further below under “Cautionary Note Regarding Forward-Looking Statements.” This guidance is subject to, and may be affected by, the current uncertainty and conflict in the Middle East, and assumes that conditions in the region will not deteriorate further. A worsening of such conditions may cause actual results to differ materially from the expected guidance presented.

For the second quarter of 2026 management expects year-over-year consolidated revenues to decline between four to six percent with Adjusted EBITDA expected to be between $185 million and $215 million.

Corporate Information

NOV repurchased approximately 3.5 million shares of common stock for $67 million and paid $33 million in dividends during the first quarter, resulting in a total of $100 million in capital returned to shareholders.

During the first quarter of 2026, NOV recorded $37 million in pre-tax Other Items, primarily related to a non-recurring stock-based compensation charge, severance and facility closures, and costs associated with streamlining our business operations (see Reconciliation of GAAP to non-GAAP measures).

As of March 31, 2026, the Company had total debt of $1,715 million, with $1.50 billion available on its revolving credit facility, and $1,342 million in cash and cash equivalents.

Significant Achievements

NOV was awarded a contract to provide 96 km of flexible riser and flowline systems for deepwater offshore production in Brazil. Additionally, NOV announced an expansion of its subsea flexible pipe manufacturing facility in Açu, Brazil, which is expected to roughly double the plant’s capacity over the next three years to support growing offshore demand. The expansion reflects sustained high utilization and a strong backlog across existing facilities, positioning NOV to meet anticipated demand from deepwater developments and flexible pipe replacement activity, while also supporting the introduction of CO₂-resistant flexible pipe for high-CO₂ applications.

NOV was awarded contracts for the reactivation of a high-specification harsh-environment semisubmersible rig in the North Sea, including equipment recertifications and upgrades. The reactivation scope includes drill floor automation, upgrades to the mud control system, cranes, a BOP stack upgrade, and NOV’s Rapid Emergency Disconnect System to enhance rapid shearing capabilities. Once the rig resumes operations, it will use NOV’s Downhole Broadband Solutions™ technology enabled by the Company’s wired drill pipe to support drilling performance offshore. Additionally, NOV received an order for its latest RCX™BOP control technology to support another harsh-environment semisubmersible. This technology enables maintenance strategies based on equipment condition and usage, extending BOP system life while improving reliability for offshore operations.

NOV secured a contract to supply phenolic fiberglass-reinforced plastic (FRP) grating for a new floating production unit destined for the Gulf of America. The scope includes approximately 1,700 grating panels covering about 10,200-m2 for the topside structure. Additionally, NOV secured an order for Bondstrand™ 7000M glass-reinforced epoxy ballast lines for two FLNG vessels in South Korea. These awards reflect NOV’s leadership position in composites for offshore applications that require corrosion resistant, lightweight, and durable solutions.

NOV’s Grant Prideco™ business unit secured two offshore drill pipe orders featuring Delta™ connections, including drill pipe for a supermajor operator in Guyana as well as a national oil company operating in the Black Sea. Balancing high performance with lower cost of ownership, Delta technology delivers faster connection makeup time and enhanced fatigue resistance for drilling operations.

NOV secured two strategic contracts for CO₂ treatment. The first included a dehydration package for a carbon capture and sequestration project supporting a new blue ammonia facility in Louisiana. The other award was for an order of gas separation membranes to provide efficient CO₂ separation while supporting higher throughput for an onshore conventional gas development expansion project in Indonesia. With more than 40 years of gas processing expertise, NOV’s CO₂ treatment solutions span a range of energy applications and geographies.

NOV secured two orders for produced water transport projects in the Permian, reinforcing demand for its STAR™ Super Seal Key Lock (SSKL) technology. One midstream customer ordered 29 miles of 24-in., 750-psi SSKL pipe, representing the largest diameter of this product ever produced, and a major operator ordered an additional 28 miles of 750-psi SSKL pipe, including both 16-in. and 20-in. pipe. NOV’s SSKL systems excel in applications requiring higher-pressure and higher-temperature performance.

NOV supported the drilling of an operator’s first 4 mile lateral in the Bakken, helping deliver a 20,719-ft section in 143 drilling hours. The operator combined NOV’s new INDY™ 80 high-speed ERT™-powered drilling motor, with a dual Agitator™ system incorporating AgitatorZP™ technology, and a ReedHycalog™ RH54A1 drill bit. NOV downhole performance technologies continue to drive drilling efficiency improvements in demanding shale applications.

NOV Fiber Glass Systems secured several orders for industrial infrastructure projects demonstrating its leadership in composite materials in diverse end markets. NOV was awarded a 48-ft diameter fiberglass tank to be field-assembled for a bromine production facility in southwest Arkansas; a project to supply storage tanks for two new medical centers in Northern California for fuel, sewer water, washdown, and potable water storage; and 14 tanks for the wastewater treatment system associated with a semiconductor manufacturing facility in Arizona.

NOV enrolled additional rigs in a multiyear BOP condition-based maintenance program designed in collaboration with an ultra-deepwater operator and aligned with the customer’s performance and cost-of-ownership objectives. The program uses operational data to optimize maintenance timing, reducing unnecessary servicing while helping minimize downtime.

NOV’s Downhole Broadband Solutions (DBS) technology enabled real-time transmission of high-resolution 4D caliper borehole imaging from a third-party tool integrated into its wired drill pipe network, providing immediate visibility into wellbore conditions and improved decision-making. NOV also introduced an industry-first smart-wired circulating sub that gives operators real-time control of circulation with instant activation and deactivation while also enabling independent operation of multiple subs within the drillstring. Together, these first-of-their-kind advancements expand the DBS ecosystem and demonstrate the growing value of the network as a platform for additional real-time imaging and control applications.

NOV secured several coiled tubing equipment orders, including a modular reel trailer, two HR-6140 injectors, and 15 AutoBoost XV™ kits to upgrade existing units. These awards reflect increasing operator demand for higher-capacity injector solutions to address more complex well requirements. NOV also secured an award from a leading Middle East contractor to provide data acquisition, sensor system hardware packages, and NOV’s software suite for their growing fleet, enabling advanced pre-job modeling and a critical safety system designed to prevent uncontrolled events.

NOV secured an order for Tuboscope™ TK™-Drakon H2S coating in Canada, marking a key market expansion for the latest advanced insulating coating into production environments. The premium coating’s additional benefits of exceptional abrasion resistance and low gas permeability coupled with its engineered barrier properties for high pressure H2S environments make it uniquely suited for extending asset life and reducing integrity risks in demanding production and flowline applications.

First Quarter Earnings Conference Call

NOV will hold a conference call to discuss its first quarter 2026 results on April 28, 2026 at 10:00 AM Central Time (11:00 AM Eastern Time). The call will be broadcast simultaneously at www.nov.com/investors. A replay will be available on the website for 30 days.

About NOV

NOV (NYSE: NOV) delivers technology-driven solutions to empower the global energy industry. For more than 160 years, NOV has pioneered innovations that enable its customers to safely and efficiently produce abundant energy while minimizing environmental impact. NOV powers the industry that powers the world.

Visit www.nov.com for more information.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures that management believes are useful tools for internal use and the investment community in evaluating NOV’s overall financial performance. These non-GAAP financial measures are broadly used to value and compare companies in the oilfield services and equipment industry. Not all companies define these measures in the same way. In addition, these non-GAAP financial measures are not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures. Additionally, Free Cash Flow and Excess Free Cash Flow do not represent the Company’s residual cash flow available for discretionary expenditures, as the calculation of these measures does not account for certain debt service requirements or other non-discretionary expenditures. Please see the attached schedules for reconciliations of the differences between the non-GAAP financial measures used in this press release and the most directly comparable GAAP financial measures.

This press release contains certain forward-looking non-GAAP financial measures, including Adjusted EBITDA. The Company has not provided a reconciliation of projected Adjusted EBITDA. Management cannot predict with a reasonable degree of accuracy certain of the necessary components of net income, such as other income (expense), which includes fluctuations in foreign currencies. As such, a reconciliation of projected net income to projected Adjusted EBITDA is not available without unreasonable effort. The actual amount of other income (expense), provision (benefit) for income taxes, equity income (loss) in unconsolidated affiliates, depreciation and amortization, and other amounts excluded from Adjusted EBITDA could have a significant impact on net income.

Cautionary Note Regarding Forward-Looking Statements

This document contains, or has incorporated by reference, statements that are not historical facts, including estimates, projections, and statements relating to our business plans, objectives, and expected operating results that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements often contain words such as “may,” “can,” “likely,” “believe,” “plan,” “predict,” “potential,” “will,” “intend,” “think,” “should,” “expect,” “anticipate,” “estimate,” “forecast,” “expectation,” “goal,” “outlook,” “projected,” “projections,” “target,” and other similar words, although some such statements are expressed differently. Other oral or written statements we release to the public may also contain forward-looking statements. Forward-looking statements involve risk and uncertainties and reflect our best judgment based on current information. You should be aware that our actual results could differ materially from results anticipated in such forward-looking statements due to a number of factors, including but not limited to changes in oil and gas prices, customer demand for our products, challenges related to NOV’s operations in the Middle East, potential catastrophic events related to our operations, protection of intellectual property rights, compliance with laws, and worldwide economic activity, including matters related to recent Russian sanctions and changes in U.S. trade policies, including the imposition of tariffs and retaliatory tariffs and their related impacts on the economy. Given these uncertainties, current or prospective investors are cautioned not to place undue reliance on any such forward-looking statements. We undertake no obligation to update any such factors or forward-looking statements to reflect future events or developments. You should also consider carefully the statements under “Risk Factors,” as disclosed in our most recent Annual Report on Form 10-K, as updated in Part II, Item 1A of our most recent Quarterly Report on Form 10-Q, and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” of our most recent Annual Report on Form 10-K, which address additional factors that could cause our actual results to differ from those set forth in such forward-looking statements, as well as additional disclosures we make in our press releases and other securities filings. We also suggest that you listen to our quarterly earnings release conference calls with financial analysts.

Certain prior period amounts have been reclassified in this press release to be consistent with current period presentation.

CONTACT:

Amie D'Ambrosio

Director, Investor Relations

(713) 375-3826

Amie.DAmbrosio@nov.com

NOV INC.

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except per share data)

	Three Months Ended
	March 31,		December 31,
	2026	2025	2025
Revenue:
Energy Equipment	$1,190	$1,146	$1,334
Energy Products and Services	897	992	989
Eliminations	(35)	(35)	(46)
Total revenue	2,052	2,103	2,277
Gross profit	379	447	462
Gross profit %	18.5%	21.3%	20.3%

Selling, general, and administrative	332	295	300
Goodwill and long-lived asset impairment	—	—	70
Operating profit	47	152	92
Interest expense, net	(11)	(11)	(3)
Equity loss in unconsolidated affiliates	(3)	—	(6)
Other income (expense), net	2	(20)	(17)
Income before income taxes	35	121	66
Provision for income taxes	15	47	147
Net income (loss)	20	74	(81)
Net income (loss) attributable to noncontrolling interests	1	1	(3)
Net income (loss) attributable to Company	$19	$73	$(78)
Per share data:
Basic	$0.05	$0.19	$(0.21)
Diluted	$0.05	$0.19	$(0.21)
Weighted average shares outstanding:
Basic	361	381	364
Diluted	364	383	367

NOV INC.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions)

	March 31,	December 31,
	2026	2025
ASSETS	(Unaudited)
Current assets:
Cash and cash equivalents	$1,342	$1,552
Receivables, net	1,664	1,701
Inventories, net	1,874	1,799
Contract assets	634	596
Prepaid and other current assets	207	172
Total current assets	5,721	5,820

Property, plant and equipment, net	2,017	2,050
Lease right-of-use assets	504	502
Goodwill and intangibles, net	2,025	2,037
Other assets	876	882
Total assets	$11,143	$11,291

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$852	$831
Accrued liabilities	728	822
Contract liabilities	575	565
Current portion of lease liabilities	100	101
Current portion of long-term debt	27	30
Accrued income taxes	34	57
Total current liabilities	2,316	2,406

Long-term debt	1,688	1,688
Lease liabilities	524	521
Other liabilities	347	354
Total liabilities	4,875	4,969

Total stockholders’ equity	6,268	6,322
Total liabilities and stockholders’ equity	$11,143	$11,291

NOV INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)

	Three Months Ended March 31,
	2026	2025
Cash flows from operating activities:
Net income	$20	$74
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	92	89
Working capital, net	(221)	(94)
Other operating items, net	83	66
Net cash provided by (used in) operating activities	(26)	135

Cash flows from investing activities:
Purchases of property, plant and equipment	(65)	(84)
Other	1	3
Net cash used in investing activities	(64)	(81)

Cash flows from financing activities:
Payments against lines of credit and other debt	(4)	(4)
Cash dividends paid	(33)	(28)
Share repurchases	(67)	(81)
Other	(11)	(22)
Net cash used in financing activities	(115)	(135)
Effect of exchange rates on cash	(5)	8
Decrease in cash and cash equivalents	(210)	(73)
Cash and cash equivalents, beginning of period	1,552	1,230
Cash and cash equivalents, end of period	$1,342	$1,157

NOV INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Unaudited)

(In millions)

Presented below is a reconciliation of cash flow from operating activities to “Free Cash Flow”. The Company defines Free Cash Flow as cash flow from operating activities less purchases of property, plant and equipment, or “capital expenditures” and Excess Free Cash Flow as cash flows from operations less capital expenditures and other investments, including acquisitions and divestitures. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Free Cash Flow and Excess Free Cash Flow are not intended to replace GAAP financial measures.

	Three Months Ended March 31,
	2026	2025

Total cash flows provided by operating activities	$(26)	$135
Capital expenditures	(65)	(84)
Free Cash Flow	$(91)	$51
Business acquisitions, net of cash acquired	—	—
Business divestitures, net of cash disposed	—	—
Excess Free Cash Flow	$(91)	$51

NOV INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES, CONT. (Unaudited)

(In millions)

Presented below is a reconciliation of Operating Profit to Adjusted Operating Profit and Net Income to Adjusted EBITDA. The Company defines Adjusted Operating Profit as Operating Profit excluding Gains and Losses on Sales of Fixed Assets, and, when applicable, pre-tax Other Items. The Company defines Adjusted EBITDA as Operating Profit excluding Depreciation, Amortization, Gains and Losses on Sales of Fixed Assets, and, when applicable, pre-tax Other Items. Adjusted EBITDA % is a ratio showing Adjusted EBITDA as a percentage of sales. Management believes this is important information to provide because it is used by management to evaluate the Company’s operational performance and trends between periods and manage the business. Management also believes this information may be useful to investors and analysts to gain a better understanding of the Company’s results of ongoing operations. Adjusted Operating Profit, Adjusted EBITDA and Adjusted EBITDA % are not intended to replace GAAP financial measures, such as Net Income and Operating Profit %. Pre-tax Other Items include gain on business divestiture, impairment, restructure, severance, facility closure costs and inventory charges and credits.

	Three Months Ended
	March 31,		December 31,
	2026	2025	2025
Operating profit:
Energy Equipment	$93	$134	$107
Energy Products and Services	26	83	73
Eliminations and corporate costs	(72)	(65)	(88)
Total operating profit	$47	$152	$92

Operating profit %:
Energy Equipment	7.8%	11.7%	8.0%
Energy Products and Services	2.9%	8.4%	7.4%
Eliminations and corporate costs	—	—	—
Total operating profit %	2.3%	7.2%	4.0%

Pre-tax Other Items, net:
Energy Equipment	$9	$3	$46
Energy Products and Services	8	5	7
Corporate	20	5	33
Total pre-tax Other Items	$37	$13	$86

(Gain) loss on sales of fixed assets:
Energy Equipment	$—	$—	$(2)
Energy Products and Services	1	(2)	1
Corporate	—	—	—
Total (gain) loss on sales of fixed assets	$1	$(2)	$(1)

Adjusted operating profit:
Energy Equipment	$102	$137	$151
Energy Products and Services	35	86	81
Eliminations and corporate costs	(52)	(60)	(55)
Adjusted operating profit	$85	$163	$177

Depreciation & amortization:
Energy Equipment	$29	$28	$29
Energy Products and Services	61	59	59
Corporate	2	2	2
Total depreciation & amortization	$92	$89	$90

Adjusted EBITDA:
Energy Equipment	$131	$165	$180
Energy Products and Services	96	145	140
Eliminations and corporate costs	(50)	(58)	(53)
Total Adjusted EBITDA	$177	$252	$267

Adjusted EBITDA %:
Energy Equipment	11.0%	14.4%	13.5%
Energy Products and Services	10.7%	14.6%	14.2%
Eliminations and corporate costs	—	—	—
Total Adjusted EBITDA %	8.6%	12.0%	11.7%

NOV INC.

RECONCILIATION OF GAAP TO NON-GAAP MEASURES, CONT. (Unaudited)

(In millions)

	Three Months Ended
	March 31,		December 31,
	2026	2025	2025
Reconciliation of Adjusted operating profit and Adjusted EBITDA:
GAAP net income (loss) attributable to Company	$19	$73	$(78)
Noncontrolling interests	1	1	(3)
Provision for income taxes	15	47	147
Interest and financial costs	22	22	22
Interest income	(11)	(11)	(19)
Equity loss in unconsolidated affiliates	3	—	6
Other (income) expense, net	(2)	20	17
(Gain) loss on sales of fixed assets	1	(2)	(1)
Pre-tax Other Items, net	37	13	86
Adjusted operating profit	85	163	177
Depreciation and amortization	92	89	90
Total Adjusted EBITDA	$177	$252	$267